Pricing Supplement No.  0125      Dated  08/18/2000             Rule 424(b)(2)
(To Prospectus dated December 1, 1997 and                    File No. 333-38931
Prospectus Supplement dated December 5, 1997)
				This Pricing Supplement consists of 1 page(s)
SALOMON SMITH BARNEY HOLDINGS INC.
Medium-Term Notes, Series H
(Registered Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:     $50,000,000.00
Issue Price:     100.00%
Proceeds to Company on original issuance:     $49,875,000.00
Commission:     			      $125,000.00
Salomon Smith Barney Inc.'s capacity on original issuance:   |x|  As agent
    If as principal                                     | |  As principal
       | |  The Registered Notes are being offered at varying prices related
	    to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price % of Principal Amount or Face Amount.
Original Issue Date:    08/18/2000
Stated Maturity:    08/18/2003
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations:
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates: The 18th of every month.
First Interest Payment Date: September 18, 2000.
    Accrue to Pay:  |x| Yes  | | No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: | | Fixed Rate   |x| Floating Rate   | | Indexed Rate
								 (See Attached)
Interest Rate (Fixed Rate Notes):
Initial Interest Rate (Floating Rate Notes):  N/A
Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
	   |x| LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
	   | | Treasury Rate Constant Maturity    | | Prime Rate
Calculation Agent (If other than Citibank):   | | Salomon Brothers
					      | | Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
			  |x| Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates: Each interest payment date.
Rate Determination Dates: 2 London days prior.
(If other than as set forth in the Prospectus Supplement)
Index Maturity: USD 1-month Libor
Spread (+/-): +27 basis points.
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior
    to Stated Maturity:     | | Yes (See Attached)  |X| No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
	Optional Repayment Dates:
	Optional Repayment Prices:
Discount Note:   | |  Yes   |x|  No
	Total Amount of OID   :
	Bond Yield to Call    :
	Bond Yield to Maturity:
	Yield to Maturity     :
Cusip:  79548EFC1





				DESCRIPTION OF THE NOTES

Trustee

	 The "Trustee" under the Senior Debt Indenture will be The First National Bank of Chicago(as successor trustee to Citibank, N.A.) under an Indenture dated as of December 1, 1988, as amended or supplemented from time to time.